Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Long Term Incentive Plan of Energy XXI Gulf Coast Inc. of our reports dated March 21, 2018, with respect to the consolidated financial statements of Energy XXI Gulf Coast, Inc. and the effectiveness of internal control over financial reporting of Energy XXI Gulf Coast, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

May 17, 2018